UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2009

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California 94403

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 312-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 1, 2009, Franklin Templeton Companies, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. (together with its affiliates, the “Company”), provided written notice of termination pursuant to the terms of that certain Managed Operations Services Agreement, dated February 6, 2001 (the “Agreement”), as amended, between Franklin Templeton Companies, LLC and International Business Machines Corporation (“IBM”), to terminate the Agreement (other than Schedule M to the Agreement for Business Recovery Services) effective as of April 5, 2010 (the “Effective Termination Date”). It is currently anticipated that Schedule M will survive through its term ending February 28, 2011. Pursuant to the terms and conditions of the Agreement, IBM has provided managed operations services to the Company, including operations management, systems engineering, performance and problem management, storage, data base and output management, technical support and production control services for the Company’s U.S. data centers.

Following the Effective Termination Date: (i) IBM will provide the Company with transition assistance services for up to six months, (ii) the majority of the services previously covered by the Agreement will be performed by the Company, and (iii) a third party will provide certain infrastructure technology support services.

The Company will not incur any material early termination penalties in connection with the termination of the Agreement.

IBM and certain of its affiliates have had various relationships with the Company involving the provision by IBM of a variety of equipment and services to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: October 7, 2009		/s/ KENNETH A. LEWIS
	Name:	Kenneth A. Lewis
	Title:	Executive Vice President and Chief Financial Officer